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             FORM 4                                       OMB APPROVAL
      ---------------------                      ------------------------------
[ ] Check this box if no longer                  OMB Number: 3235-0287
    subject to Section 16.  Form 4               Expires: September 30, 1998
    or Form 5 obligations may                    Estimated average burden hours
    continue. See Instruction 1(b)               per response.......0.5


                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1. Name and Address of Reporting Person*                  2. Issuer Name and Ticker or Trading Symbol

                                                             InKine Pharmaceutical Company, Inc. (INKP)
Ratoff,           Stephen         B.
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   (Last)         (First)     (Middle)                    3. IRS or Social        4. Statement for
                                                             Security Number of       Month/Year
                                                             Reporting Person
InKine Pharmaceutical Company, Inc.                          (Voluntary)                2/98
Sentry Park East
1720 Walton Road                                                                  --------------------------------
------------------------------------------------                                  5. If Amendment,
                  (Street)                                                           Date of Original
                                                                                     (Month/Year)
Blue Bell,       Pennsylvania   19422
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   (City)           (State)     (Zip)

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6. Relationship of Reporting Person(s) to Issuer
          (Check all applicable)

    X   Director                   10% Owner
   ---                       ----
        Officer (give        ____  Other (specify
   ---     title below)                  below)

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7. Individual or Joint/Group Filing
   (Check Applicable Line)

    X  Form filed by One Reporting Person
   ---
       Form filed by More than One Reporting Person
   ---
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

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                                            Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security       2. Trans-     3. Trans-    4. Securities Acquired (A) or    5. Amount of     6. Owner-     7. Nature
   (Instr. 3)                 action        action       Disposed of (D)                  Securities       ship          of In-
                              Date          Code         (Instr. 3, 4 and 5)              Beneficially     Form:         direct
                                            (Instr. 8)                                    Owned at         Direct        Bene-
                              (Month/                                                     End of           (D) or        ficial
                                Day/                                                      Month            Indirect      Owner-
                               Year)                                                      (Instr. 3        (I)           ship
                                       -----------------------------------------------    and 4)           (Instr. 4)    (Instr. 4)
                                                                  (A) or
                                        Code    V       Amount    (D)      Price
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Common Stock                  2/11/98     P           10,000        A      .9375       10,000           D
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Common Stock                  2/12/98     P           90,000        A      .9375       90,000           D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).
                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of   2. Conver-  3. Trans-  4. Transac-    5. Number of       6. Date            7. Title and Amount
   Derivative    sion        action     tion Code      Deriv-             Exercisable        of Underlying
   Security      or          Date       (Instr. 8)     ative              and Expiration     Securities
   (Instr. 3)    Exercise    (Month/                   Securities         Date               (Instr. 3 and 4)
                 Price       Day/                      Acquired (A)       (Month/Day/
                 of          Year)                     or Disposed of     Year)
                 Deriv-                                (D) (Instr. 3, 4
                 ative                                 and 5)
                 Security
                                                                         ----------------------------------------
                                                                         Date      Expira-             Amount
                                                                         Exer-     tion        Title   or
                                        ----------------------------     cisable   Date                Number
                                                                                                       of Shares
                                        Code    V    (A)      (D)
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

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8. Price      9. Number of       10.Owner-       11. Na-
   of            Derivative      ship of             ture
   Deriv-        Securities      Derivative          of
   ative         Beneficially    Security:           Indirect
   Secur-        Owned           Direct              Bene-
   ity           at End                              ficial
   (Instr        of Month        (D)                 Owner-
   5)                                                ship
                 (Instr. 4)      or Indirect         (Instr. 4)
                                 (I)

                                 (Instr. 4)
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
Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



/s/ Robert F. Apple                                           3/6/98
------------------------------------         ----------------------------------
as attorney in fact for                      Date
Stephen B. Ratoff



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                                                                 SEC 1474 (7-96)


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